Exhibit 99.1

LML PAYMENT SYSTEMS REPORTS ISSUANCE OF UNITED STATES PATENT NO. RE40220

VANCOUVER, BC, April 8, 2008 — LML PAYMENT SYSTEMS INC. (“LML”) (NASDAQ: LMLP), is pleased to announce that the United States Patent & Trademark Office has reissued United States Patent No. RE40220 (formerly United States Patent No. 6,354,129) to LML’s subsidiary LML Patent Corp.  The new patent relates to electronic check payments and adds to LML Patent Corp.’s already existing patent portfolio, including United States Patent Nos. 5,484,988; 6,164,528; 6,283,366; and 6,354,491.

“We are pleased that the United States Patent & Trademark Office has again recognized the innovative concepts in LML’s technology,” said Patrick H. Gaines, chief executive officer and president of LML Patent Corp and LML Payment Systems Inc.  “We are excited to welcome this new patent to our portfolio.”

About LML Payment Systems Inc. (www.lmlpayment.com)

LML Payment Systems Inc., through its subsidiaries Beanstream Internet Commerce Inc. in Canada and LML Payment Systems Corp. in the U.S., is a leading provider of financial payment processing solutions for e-commerce and traditional businesses.  We provide credit card processing, online debit, electronic funds transfer, automated clearinghouse payment processing and authentication services, along with routing of selected transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp., includes U.S. Patent No. RE40220, No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward looking statements in this news release include our plans to deliver shareholder value. Factors that could affect LML’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect LML’s financial results is included in LML’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, LML undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Contacts:

Patrick H. Gaines                                                                               Investor Relations
President and CEO                                                                                     (800) 888-2260
(604) 689-4440